Exhibit 99.1

FOR IMMEDIATE RELEASE

September 13, 2019

TEGNA Announces Completion of $1.1 Billion Offering of Senior Notes

TYSONS, VA – TEGNA Inc. (NYSE: TGNA) (the “Company”) announced today the successful completion of its previously announced private placement offering of $1.1 billion aggregate principal amount of its 5.000% Senior Notes due 2029 (the “Notes”).

“TEGNA’s track record of financial discipline and effective capital allocation led to strong market interest in these notes, resulting in highly favorable terms,” said Dave Lougee, president and CEO, TEGNA. “With this successful offering, TEGNA has further strengthened its balance sheet and increased its financial flexibility to support future growth initiatives.”

The Company intends to use the net proceeds to repay approximately $320 million of its unsecured notes bearing fixed rate interest at 5.125% due October 2019, approximately $290 million of its unsecured notes bearing fixed rate interest at 5.125% due July 2020 and borrowings under its revolving credit agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 51 television stations and four radio stations in 43 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets, reaching over 35 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com